Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is entered into by and between ProPetro Holding Corp., a Delaware corporation (the “Company”), and David Sledge (“Sledge”). Sledge and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Sledge has agreed to resign his employment with the Company effective as of December 31, 2020 (the “Separation Date”);

WHEREAS, the Parties wish for Sledge to receive certain compensation in connection with his separation as set forth in this Agreement, which compensation is conditioned upon Sledge’s timely execution of and compliance with the terms of this Agreement; and

WHEREAS, the Parties wish to resolve any and all claims or causes of action that Sledge may have against the Company, including any claims or causes of action that Sledge may have arising out of Sledge’s employment or end of such employment.

NOW, THEREFORE, in consideration of the promises and benefits set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Sledge and the Company, the Parties agree as follows:

1.                  Separation from Employment; Deemed Resignations. The Parties acknowledge and agree that as of the Separation Date, Sledge was no longer employed by the Company or any other Company Party. The Parties further acknowledge and agree that, as of the Separation Date, Sledge was automatically deemed to have resigned, to the extent applicable, (i) as an officer of the Company and each of its Affiliates (as defined below) for which Sledge served as an officer, (ii) from the board of directors or board of managers (or similar governing body) of the Company and each of its Affiliates for which Sledge served as a director or manager, and (iii) from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity, or other entity in which the Company or any of its Affiliates holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Sledge served as the Company's or such other subsidiary’s member's designee or other representative.

2.                  Separation Payment. Provided that Sledge (x) executes this Agreement and returns a signed copy of it to the Company, care of Newton W. “Trey” Wilson III, ProPetro Holding Corp., 1706 S. Midkiff, Bldg. B, Midland, Texas 79701 (e-mail: trey.wilson@propetroservices.com) on the date that is 21 days after Sledge receives this Agreement, and it is not subsequently revoked by Sledge in accordance with Section 5; (y) timely executes and returns the Confirming Release (as defined below) to the Company as set forth in Section 18 below (and does not exercise his revocation right as described in the Confirming Release); and (z) satisfies the other terms and conditions set forth in this Agreement, Sledge shall receive the following consideration:

(a)               During the period beginning on the expiration of the Confirming Release Revocation Period and ending on the first (1st) anniversary of the Separation Date (the “Payment Period”), the Company will pay to Sledge an aggregate amount equal to $1,015,000, less applicable taxes and other withholdings (the “Separation Payment”). The Separation Payment shall be paid in substantially equal installments during the Payment Period, beginning on the first regularly scheduled payroll date of the Company following the expiration of the Confirming Release Revocation Period (the “First Payment Date”), at the same time and in the same manner as Sledge would have been paid had Sledge remained employed by the Company during the Payment Period, in accordance with the Company’s normal payroll practices. For purposes of Section 409A (including, without limitation, for purposes of Section 1.409A-2(b)(2)(iii) of the Department of Treasury Regulations), Sledge’s right to receive the Separation Payment in the form of installment payments (the “Installment Payments”) shall be treated as a right to receive a series of separate payments and, accordingly, each Installment Payment shall at all times be considered a separate and distinct payment.

(b)               Sledge shall remain eligible to receive an annual bonus under the Amended and Restated ProPetro Holding Corp. Executive Incentive Bonus Plan (the “Bonus Plan”) for the 2020 calendar year (the “2020 Bonus”). The amount of the 2020 Bonus shall be determined based on the Company’s and Sledge’s achievement of the applicable performance metrics during the 2020 calendar year, as certified by the Compensation Committee of the Company’s Board of Directors (the “Board”), and shall not be prorated for partial service during the 2020 calendar year. The amount of the 2020 Bonus earned in accordance with the preceding sentence, if any, shall be paid at such time the annual bonuses are paid to other participants in the Bonus Plan (such date to occur no later than March 15, 2021). For the avoidance of doubt, Sledge shall not be entitled to an annual bonus under the Bonus Plan for the 2021 calendar year.

(c)               During the portion of the eighteen (18) months following the Separation Date (the “COBRA Period”), if any, that Sledge elects to continue coverage for Sledge and Sledge’s spouse and eligible dependents, if any, under the Company's group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall promptly reimburse Sledge on a monthly basis for the difference between the amount Sledge pays to effect and continue such coverage and the employee contribution amount that current employees of the Company pay for the same or similar coverage under such group health plans, less applicable taxes and withholdings (the “COBRA Benefit”). Each payment of the COBRA Benefit shall be paid to Sledge on the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which Sledge submits to the Company documentation of the applicable premium payment having been paid by Sledge, which documentation shall be submitted by Sledge to the Company within thirty (30) days following the date on which the applicable premium payment is paid. Sledge shall be eligible to receive such reimbursement payments until the earliest of: (i) the last day of the COBRA Period; (ii) the date Sledge is no longer eligible to receive COBRA continuation coverage; or (iii) the date on which Sledge becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Sledge); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Sledge’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage.

(d)               As of the Separation Date, (i) the 30,034 restricted stock units granted to Sledge under the ProPetro Holding Corp. 2017 Incentive Award Plan (the “Incentive Plan”) that are outstanding as of the Separation Date and scheduled to vest during the Payment Period in accordance with the terms of the applicable award agreements governing such awards (the “RSUs”, which, for the avoidance of doubt, include 8,671 restricted stock units granted on April 18, 2018, 8,824 restricted stock units granted on March 18, 2019, and 12,539 restricted stock units granted on February 11, 2020) shall become immediately fully vested upon the Separation Date; (ii) the 26,012 target number of performance restricted stock units originally granted on April 18, 2018 and cancelled and regranted on June 4, 2020 and the 26,471 target number of performance restricted stock units originally granted on March 18, 2019 and cancelled and regranted on June 4, 2020, in each case, to Sledge under the Incentive Plan and outstanding as of the Separation Date (collectively, the “PSUs”) shall become immediately fully vested with respect to the service component of the vesting requirement for such awards but shall remain outstanding and the number of PSUs that actually vest shall be determined based on the Company’s actual performance as compared to the performance metrics outlined in the applicable award agreement over the relevant performance period and such vested PSUs, if any, shall be settled at the time originally specified in the applicable award agreement (such date to occur no later than March 15 of the calendar year following the last calendar year of the applicable performance period); and (iii) the 29,997 stock options granted to Sledge on March 16, 2017 under the Incentive Plan that are outstanding as of the Separation Date and scheduled to vest during the Payment Period in accordance with the terms of the award agreement governing such award shall become immediately fully vested upon the Separation Date. For the avoidance of doubt, but for the execution of this Agreement, Sledge is not otherwise entitled to the provisions of this Section 2(d) and would otherwise forfeit all unvested equity awards granted to him under the Incentive Plan upon the Separation Date, including the PSUs that shall remain outstanding and eligible to vest at the end of the applicable performance period pursuant to this Section 2(d).

(e)               Prior to the Separation Date, the exercise period applicable to the stock options granted to Sledge under the Stock Option Plan of ProPetro Holding Corp. (the “Option Plan”) and the Incentive Plan (collectively, the “Equity Plans”) that have become vested and are outstanding as of the Separation Date (the “Vested Options”, which, for the avoidance of doubt, include 586,755 stock options granted on June 14, 2013 and 231,019 stock options granted on July 19, 2016, in each case, under the Option Plan, and 119,988 stock options granted on March 16, 2017 under the Incentive Plan) shall be extended such that the Vested Options shall not be forfeited or cancelled upon the ninety-first (91st) day following the Separation Date pursuant to the terms of the Equity Plans but, instead, shall remain outstanding and exercisable until June 14, 2023, provided, however, that in no case shall the extension of the exercise period applicable to the Vested Options pursuant to this Section 2(e) violate Section 409A (as defined below).

Notwithstanding anything in this Agreement, Sledge acknowledges and agrees that if Sledge fails to comply with his ongoing obligations to the Company, including those in Sections 6-8 of this Agreement, then (i) any unexercised Vested Options shall immediately be forfeited and cancelled upon notice from the Company and may not be exercised at any point and (ii) Sledge shall pay to the Company the fair market value of any shares of the Company’s common stock, par value $0.001, acquired through the exercise of the Vested Options.

Sledge acknowledges and agrees that the consideration described in this Section 2 represents the entirety of the amounts Sledge is eligible to receive as severance pay from the Company or any other Company Party, including under the Equity Plans and the Employment Agreement between the Parties dated April 17, 2013, as amended by that certain letter agreement between the Parties dated April 9, 2020 (the “Employment Agreement”). Sledge acknowledges that he is aware of the ongoing obligations he may have under the Company’s Insider Trading Policy, applicable securities laws and any other applicable requirements related to any trading in the Company’s securities.

3.                Complete Release of Claims.

(a)                In exchange for the consideration received by Sledge herein, which consideration Sledge was not entitled to but for Sledge’s entry into this Agreement, Sledge hereby releases, discharges and forever acquits the Company and its Affiliates (as defined below) and subsidiaries, and each of the foregoing entities’ respective past, present and future members, partners (including general partners and limited partners), directors, trustees, officers, managers, employees, agents, attorneys, heirs, legal representatives, insurers, benefit plans (and their fiduciaries, administrators and trustees), and the successors and assigns of the foregoing, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind related to Sledge’s ownership of any interest in any Company Party, Sledge’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter occurring on or prior to the date that Sledge executes this Agreement, including (i) any alleged violation through such date of: (A) any federal, state or local anti-discrimination law or anti-retaliation law, regulation or ordinance including Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended and the Americans with Disabilities Act of 1990, as amended; (B) the Employee Retirement Income Security Act of 1974, as amended; (C) the Immigration Reform Control Act, as amended; (D) the National Labor Relations Act, as amended; (E) the Occupational Safety and Health Act, as amended; (F) the Family and Medical Leave Act of 1993; (G) the Texas Labor Code (specifically including the Texas Payday Law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act); (H) any federal, state or local wage and hour law; (I) the Age Discrimination in Employment Act of 1967, as amended; (J) any other local, state or federal law, regulation or ordinance; or (K) any public policy, contract, tort, or common law claim; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in or with respect to a Released Claim; (iii) any and all rights, benefits or claims Sledge may have under any employment contract, severance plan, incentive compensation plan, or equity-based plan with any Company Party (including any award agreement) or to any ownership interest in any Company Party; and (iv) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Sledge is simply agreeing that, in exchange for any consideration received by him pursuant to Section 2, any and all potential claims of this nature that Sledge may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. Notwithstanding the foregoing, the Released Claims do not include (1) any existing rights to indemnification and advancement of expenses incurred in connection with the same that Sledge has under Delaware law or any agreement with the Company, (2) any rights or Claims for vested compensation or benefits arising under any qualified employee pension benefit plan or employee welfare benefit plan maintained within the meaning of the Employee Retirement Income Security Act of 1974, as amended, or (3) any other Claims that cannot be released as a matter of law. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

For purposes of this Agreement, “Affiliate” shall mean, with respect to any Person (as defined below), any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended from time to time. For purposes of this Agreement, “Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company, or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization, or other entity of any nature.

(b)               Notwithstanding this release of liability, nothing in this Agreement prevents Sledge from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or comparable state or local agency or cooperating in any such investigation or proceeding; however, Sledge understands and agrees that Sledge is waiving any and all rights to recover any monetary or personal relief or recovery from a Company Party as a result of such EEOC or comparable state or local agency or proceeding or subsequent legal actions. Further, nothing in this Agreement prohibits or restricts Sledge from filing a charge or complaint with, or cooperating in any investigation with, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other securities regulatory agency or authority (each, a “Government Agency”). This Agreement does not limit Sledge’s right to receive an award for information provided to a Government Agency. Further, in no event shall the Released Claims include (i) any claim which arises after the date that this Agreement is executed by Sledge or (ii) any claim to vested benefits under an employee benefit plan. Finally, the Released Claims shall not include the Company’s obligations or Sledge’s rights under the Indemnification Agreement dated October 4, 2019 between the Company and Sledge, which shall continue in full force and effect notwithstanding the execution of this Agreement.

(c)                Sledge hereby represents and warrants that, as of the time Sledge executes this Agreement, Sledge has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any Government Agency or arbitrator for or with respect to a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Sledge signs this Agreement. Sledge warrants and represents that (i) he is the sole owner of each and every claim, cause of action, and right compromised, settled, released or assigned pursuant to this Section 3 and has not previously assigned, sold, transferred, conveyed, or encumbered same; (ii) he has the full right, power, capacity, and authority to enter into and execute this Agreement; and (iii) he fully understands this Agreement releases any and all past claims regardless of whether he is now aware of such claims.

4.                 Sledge’s Representations.

(a)               Sledge represents that Sledge has received all leaves (paid and unpaid) that Sledge was owed or could be owed by the Company and each of the other Company Parties and Sledge has received all salary, bonuses and other compensation that Sledge has been owed by the Company Parties as of the date that Sledge executes this Agreement (which amount does not include the consideration described in Section 2 above).

(b)               By executing and delivering this Agreement, Sledge expressly acknowledges that:

(i)                 Sledge has carefully read this Agreement;

(ii)                No material changes have been made to this Agreement since it was first provided to Sledge and Sledge has had at least 21 days to consider this Agreement before the execution and delivery hereof to Company;

(iii)               Sledge is receiving, pursuant to this Agreement, consideration in addition to anything of value to which he is already entitled, and Sledge is not otherwise entitled to the consideration set forth in this Agreement, but for his entry into this Agreement;

(iv)              Sledge has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Sledge’s choice and Sledge has had an adequate opportunity to do so prior to executing this Agreement;

(v)               Sledge fully understands the final and binding effect of this Agreement; the only promises made to Sledge to sign this Agreement are those stated herein; and Sledge is signing this Agreement knowingly, voluntarily and of Sledge’s own free will, and that Sledge understands and agrees to each of the terms of this Agreement;

(vi)              The only matters relied upon by Sledge and causing Sledge to sign this Agreement are the provisions set forth in writing within the four corners of this Agreement; and

(vii)             No Company Party has provided any tax or legal advice regarding this Agreement and Sledge has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Sledge’s own choosing such that Sledge enters into this Agreement with full understanding of the tax and legal implications thereof.

(c)                Other than matters previously disclosed to the Board and outside auditors, Sledge is not aware of any material act or omission on the part of any Company employee (including Sledge), director or agent that may have violated any applicable law or regulation or otherwise exposed the Company or any other Company Party to any liability, whether criminal or civil, whether to any government, individual, shareholder or other entity.

5.                 Revocation Right. Notwithstanding the initial effectiveness of this Agreement, Sledge may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Sledge executes this Agreement (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Sledge and must be received by the Company, care of Newton W. “Trey” Wilson III, ProPetro Holding Corp., 1706 S. Midkiff, Bldg. B, Midland, Texas 79701 (e-mail: trey.wilson@propetroservices.com) before 11:59 p.m., central time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, the release of claims set forth in Section 3 above will be of no force or effect, Sledge will not receive the consideration set forth in Section 2 above, and the remainder of this Agreement will be in full force and effect.

6.                 Affirmation of Restrictive Covenants. Sledge acknowledges and agrees that he has continuing obligations to the Company and each of its Affiliates, including obligations with respect to confidentiality, non-competition, non-solicitation, and non-disparagement, pursuant to the Employment Agreement and the stock option agreements, the restricted stock unit agreements, and the performance restricted stock unit agreements, in each case, pursuant to which awards were granted to Sledge under the Incentive Plan. In entering into this Agreement, Sledge specifically acknowledges the validity, binding effect, and enforceability of (a) Section 6 of the Employment Agreement, (b) Article V of the award agreements documenting the stock options granted to Sledge under the Incentive Plan, (c) Article III of the award agreements documenting the RSUs and (d) Article IV of the award agreements documenting the PSUs.

7.                 Additional Restrictive Covenants.

(a)               In addition to the existing restrictive covenants described in Section 6, Sledge hereby agrees that Sledge shall not at any time during the Additional Noncompetition Restricted Period (as defined below), directly or indirectly engage in, have any interest in (including without limitation, through the investment of capital or lending of money or property), or manage, operate or otherwise render any services to, any Person (whether on his own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant, or in any other capacity) that engages in (either directly or through any subsidiary or Affiliate thereof) any business or activity, within any of the states or territories within the United States or any other country, territory or state in which the Company or any of its subsidiaries operate, (i) that creates, designs, invents, engineers, develops, sources, markets, manufactures, distributes or sells any product or provides any service that may be used as a substitute for or otherwise competes with any product or service of the Company or any entity owned by the Company, or (ii) which the Company of any of its Affiliates has taken active steps to engage in or acquire, but only if Sledge directly or indirectly engages in, has any interest in (including, without limitation, through the investment of capital or lending of money or property), or manages, operates or otherwise renders any services in connection with, such business or activity (whether on his own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity). Notwithstanding the foregoing, Sledge shall be permitted to acquire a passive stock or equity interest in such business; provided that such stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business. The Additional Noncompetition Restricted Period shall mean the period from the Separation Date through the fifth (5th) anniversary of the Separation Date.

(b)               In addition to the existing restrictive covenants described in Section 6, Sledge hereby agrees that Sledge shall not at any time during the Additional Nonsolicitation Restricted Period (as defined below), directly or indirectly, either for himself or on behalf of any other Person, (i) recruit or otherwise solicit or induce any employee, customer or supplier of the Company to terminate its employment or arrangement with the Company, or otherwise change its relationship with the Company, or (ii) hire, or cause to be hired, any person who was employed by the Company at any time during the twelve (12)-month period immediately prior to the Separation date or who thereafter becomes employed by the Company. The “Additional Nonsolicitation Restricted Period” shall mean the period from the Separation Date through the fifth (5th) anniversary of the Separation Date.

8.                  Non-Disparagement. Sledge shall refrain from publishing any oral or written statements about the Company, any Company Party or any of their respective directors, officers, employees, consultants, agents, or representatives that (a) are slanderous, libelous, or defamatory, (b) disclose confidential information of or regarding the Company’s or any Company Party’s business affairs, directors, officers, managers, members, employees, consultants, agents, or representatives, or (c) place the Company, any Company Party, or any of their respective directors, officers, managers, members, employees, consultants, agents, or representatives in a false light before the public. Nothing herein limits Sledge from cooperating with any investigation by any Government Agency. Conversely, the Company will instruct its officers and directors to refrain from making any oral or written statements about Sledge that are not privileged internal company discussions and are (i) slanderous, libelous or defamatory, (ii) are otherwise likely to damage the personal or professional reputation of Sledge, or (iii) place him in a false light before the public. Nothing herein limits the Company from cooperating with any investigation by any Government Agency or from making any disclosure necessary or appropriate under applicable securities laws.

9.                  No Waiver. No failure by any Party hereto at any time to give notice of any breach by any other Party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

10.               Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas without reference to the principles of conflicts of law thereof.

11.                Severability. To the extent permitted by applicable law, the Parties agree that any term or provision (or part thereof) of this Agreement that renders such term or provision (or part thereof) or any other term or provision of this Agreement (or part thereof) invalid or unenforceable in any respect shall be modified to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.

12.               Withholding of Taxes and Other Employee Deductions. The Company may withhold from any payments made pursuant to Section 2 hereof all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.

13.               Arbitration. Any dispute or controversy based on, arising under or relating to this Agreement shall be settled exclusively by final and binding arbitration, conducted before a single neutral arbitrator in Houston, Texas in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (the “AAA”) then in effect. Arbitration may be compelled, and judgment may be entered on the arbitration award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of (a) Article III of the award agreements documenting the RSUs, (b) Article IV of the award agreements documenting the PSUs, in each case of clauses (a) and (b), pursuant to which awards were granted to Sledge under the Incentive Plan, or (c) Section 7 of this Agreement, and Sledge hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond. Only individuals who are (i) lawyers engaged full-time in the practice of law and (ii) on the AAA roster of arbitrators shall be selected as an arbitrator. Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. Each party shall bear its own costs and attorneys’ fees in connection with an arbitration; provided that the Company shall bear the cost of the arbitrator and the AAA’s administrative fees.

14.               Continued Cooperation. Following the Separation Date, Sledge will provide the Company and, as applicable, the other Company Parties, with assistance, when reasonably requested by the Company, with respect to any matters related to Sledge’s job responsibilities and otherwise providing information Sledge obtained during the provision of the duties Sledge performed for the Company and the other Company Parties, subject to reimbursement of Sledge’s reasonable expenses incurred in complying with such requests for assistance.

15.               Reasonable Assistance with Claims. Sledge shall provide reasonable assistance to the Company and any other Company Party and its counsel in any litigation or accounting matters in which such Sledge may be a witness or potential witness or with respect to which such Sledge may have knowledge of relevant facts or evidence, subject to reimbursement of Sledge’s reasonable expenses incurred in complying with such requests for assistance.

16.               Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

17.               Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Company and each other Company Party that is not a signatory hereto, as each other Company Party that is not a signatory hereto shall be a third-party beneficiary of Sledge’s release of claims, representations and covenants set forth in this Agreement.

18.               Confirming Release. No earlier than the Separation Date and no later than January 7, 2021, Sledge shall execute the Confirming Release that is attached as Exhibit A (the “Confirming Release”) and return the executed Confirming Release to the Company care of Newton W. “Trey” Wilson III, ProPetro Holding Corp., 1706 S. Midkiff, Bldg. B, Midland, Texas 79701 (e-mail: trey.wilson@propetroservices.com).

19.               Section 409A. Notwithstanding anything herein to the contrary: (a) Sledge’s termination of employment on the Separation Date is intended to constitute a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations and (b) it is the intent of the Parties that the amounts deliverable pursuant to Section 2 of this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) and will be settled in a manner compliant with Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are compliant with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Sledge on account of non-compliance with Section 409A.

20.          Amendment; Entire Agreement. This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by Sledge and the Company. This Agreement constitutes the entire agreement of the Parties with regard to the subject matters hereof. Notwithstanding the foregoing, this Agreement complements (and do not supersede or replace) any other agreements between the Company or any of its Affiliates and Sledge that impose restrictions on Sledge with regard to confidentiality, non-competition, non-solicitation, or non-disparagement (including the award agreements referenced in Section 6 above).

There are no oral agreements between Sledge and the Company. No promises or inducements have been offered except as set forth in this Agreement. Sledge and the Company acknowledge that, in executing this Agreement, neither Party has relied upon any representations or warranties of any other Party. No promise or agreement which is not expressed in this Agreement has been made by the Company to Sledge or by Sledge to the Company in executing this Agreement. Each Party agrees that any omissions of fact concerning the matters covered by this Agreement is of no consequence in the decision to execute this Agreement.

21.          Interpretation. The section headings in this Agreement have been inserted for purposes of convenience and shall not be used for interpretive purposes. The words “herein”, “hereof”, “hereunder,” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The use herein of the word “including” following any general statement, term, or matter shall not be construed to limit such statement, term, or matter to the specific items or matters set forth immediately following such word or to similar items, or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” References in this Agreement to any agreement, instrument, or other document mean such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement. No provision, uncertainty or ambiguity in or with respect to this Agreement shall be construed or resolved against any Party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.

22.          Return of Property. Sledge acknowledges and agrees that he will return to the Company all documents, files (including electronically stored information), and other materials constituting or reflecting confidential or proprietary information of the Company or any other Company Party, and any other property belonging to the Company or any other Company Party, including all computer files, electronically stored information, and other materials, and Sledge shall not maintain a copy of any such materials in any form.

23.          Assignment. This Agreement is personal to Sledge and may not be assigned by Sledge. The Company may assign its rights and obligations under this Agreement without Sledge’s consent, including to any other Company Party and to any successor (whether by merger, purchase, or otherwise) to all or substantially all of the equity, assets, or businesses of the Company.

24.          Legal Fees. The Company agrees to pay all reasonable legal costs incurred by Sledge for the review of this Agreement upon receipt of any invoice for the same.

[Signatures begin on the following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date(s) set forth beneath their signatures below.

PROPETRO HOLDING CORP.

By:	/s/ Phillip A Gobe
Name:	Phillip A. Gobe

Title:	Chairman and Chief Executive Officer

Date:	December 17, 2020_

DAVID SLEDGE

/s/ David Sledge
David Sledge

Date:	December 17, 2020

Signature Page to

Separation Agreement and Release

EXHIBIT A

CONFIRMING RELEASE

This Confirming Release Agreement (this “Confirming Release”) is that certain Confirming Release referenced in Section 18 of the Separation Agreement and General Release of Claims (the “Separation Agreement”) entered into by and between ProPetro Holding Corp., a Delaware corporation (the “Company”), and David Sledge (“Sledge”). Capitalized terms used herein that are not otherwise defined have the meanings assigned to them in the Separation Agreement.

(a)          In exchange for the consideration received by Sledge herein, which consideration Sledge was not entitled to but for Sledge’s entry into the Separation Agreement and this Confirming Release, Sledge hereby releases, discharges and forever acquits the Company and its Affiliates (as defined below) and subsidiaries, and each of the foregoing entities’ respective past, present and future members, partners (including general partners and limited partners), directors, trustees, officers, managers, employees, agents, attorneys, heirs, legal representatives, insurers, benefit plans (and their fiduciaries, administrators and trustees), and the successors and assigns of the foregoing, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind related to Sledge’s ownership of any interest in any Company Party, Sledge’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter occurring on or prior to the date that Sledge executes this Confirming Release, including (i) any alleged violation through such date of: (A) any federal, state or local anti-discrimination law or anti-retaliation law, regulation or ordinance including Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended and the Americans with Disabilities Act of 1990, as amended; (B) the Employee Retirement Income Security Act of 1974, as amended; (C) the Immigration Reform Control Act, as amended; (D) the National Labor Relations Act, as amended; (E) the Occupational Safety and Health Act, as amended; (F) the Family and Medical Leave Act of 1993; (G) the Texas Labor Code (specifically including the Texas Payday Law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act); (H) any federal, state or local wage and hour law; (I) the Age Discrimination in Employment Act of 1967, as amended; (J) any other local, state or federal law, regulation or ordinance; or (K) any public policy, contract, tort, or common law claim; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in or with respect to a Confirming Released Claim; (iii) any and all rights, benefits or claims Sledge may have under any employment contract, severance plan, incentive compensation plan, or equity-based plan with any Company Party (including any award agreement) or to any ownership interest in any Company Party; and (iv) any claim for compensation or benefits of any kind not expressly set forth in this Confirming Release (collectively, the “Confirming Released Claims”). This Confirming Release is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Sledge is simply agreeing that, in exchange for any consideration received by him pursuant to Section 2, any and all potential claims of this nature that Sledge may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. Notwithstanding the foregoing, the Confirming Released Claims do not include (1) any existing rights to indemnification and advancement of expenses incurred in connection with the same that Sledge has under Delaware law or any agreement with the Company, (2) any rights or Claims for vested compensation or benefits arising under any qualified employee pension benefit plan or employee welfare benefit plan maintained within the meaning of the Employee Retirement Income Security Act of 1974, as amended, or (3) any other Claims that cannot be released as a matter of law. THIS CONFIRMING RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

Exhibit A: Confirming Release

(b)          Notwithstanding this release of liability, nothing in this Confirming Release prevents Sledge from filing any non-legally waivable claim (including a challenge to the validity of this Confirming Release) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or comparable state or local agency or cooperating in any such investigation or proceeding; however, Sledge understands and agrees that Sledge is waiving any and all rights to recover any monetary or personal relief or recovery from a Company Party as a result of such EEOC or comparable state or local agency or proceeding or subsequent legal actions. Further, nothing in this Confirming Release prohibits or restricts Sledge from filing a charge or complaint with, or cooperating in any investigation with, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other securities regulatory agency or authority (each, a “Government Agency”). This Confirming Release does not limit Sledge’s right to receive an award for information provided to a Government Agency. Further, in no event shall the Confirming Released Claims include (i) any claim which arises after the date that this Confirming Release is executed by Sledge or (ii) any claim to vested benefits under an employee benefit plan. Finally, the Confirming Released Claims shall not include the Company’s obligations or Sledge’s rights under the Indemnification Agreement dated October 4, 2019 between the Company and Sledge, which shall continue in full force and effect notwithstanding the execution of this Confirming Release.

(c)          Sledge hereby represents and warrants that, as of the time Sledge executes this Confirming Release, Sledge has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any Government Agency or arbitrator for or with respect to a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Sledge signs this Confirming Release. Sledge warrants and represents that (i) he is the sole owner of each and every claim, cause of action, and right compromised, settled, released or assigned pursuant to this Section 3 and has not previously assigned, sold, transferred, conveyed, or encumbered same; (ii) he has the full right, power, capacity, and authority to enter into and execute this Confirming Release; and (iii) he fully understands this Confirming Release releases any and all past claims regardless of whether he is now aware of such claims.

25.          Sledge’s Representations.

(a)          Sledge represents that Sledge has received all leaves (paid and unpaid) that Sledge was owed or could be owed by the Company and each of the other Company Parties and Sledge has received all salary, bonuses and other compensation that Sledge has been owed by the Company Parties as of the date that Sledge executes this Confirming Release (which amount does not include the consideration described in Section 2 of the Separation Agreement).

Exhibit A: Confirming Release

(b)          By executing and delivering this Confirming Release, Sledge expressly acknowledges that:

(i)              Sledge has carefully read this Confirming Release;

(ii)             No material changes have been made to this Confirming Release since it was first provided to Sledge and Sledge has had at least 21 days to consider this Confirming Release before the execution and delivery hereof to Company;

(iii)           Sledge has been advised, and hereby is advised in writing, to discuss the Separation Agreement and this Confirming Release with an attorney of Sledge’s choice and Sledge has had an adequate opportunity to do so prior to executing this Confirming Release;

(iv)            Sledge fully understands the final and binding effect of this Confirming Release; the only promises made to Sledge to sign this Confirming Release are those stated herein; and Sledge is signing this Confirming Release knowingly, voluntarily and of Sledge’s own free will, and that Sledge understands and agrees to each of the terms of this Confirming Release;

(v)             The only matters relied upon by Sledge and causing Sledge to sign this Confirming Release are the provisions set forth in writing within the four corners of this Confirming Release and the Separation Agreement; and

(c)          Other than matters previously disclosed to the Board and outside auditors, Sledge is not aware of any material act or omission on the part of any Company employee (including Sledge), director or agent that may have violated any applicable law or regulation or otherwise exposed the Company or any other Company Party to any liability, whether criminal or civil, whether to any government, individual, shareholder or other entity.

26.          Revocation Right. Notwithstanding the initial effectiveness of this Confirming Release, Sledge may revoke the delivery (and therefore the effectiveness) of this Confirming Release within the seven-day period beginning on the date Sledge executes this Confirming Release (such seven day period being referred to herein as the “Confirming Release Revocation Period”). To be effective, such revocation must be in writing signed by Sledge and must be received by the Company, care of Newton W. “Trey” Wilson III, ProPetro Holding Corp., 1706 S. Midkiff, Bldg. B, Midland, Texas 79701 (e-mail: trey.wilson@propetroservices.com) before 11:59 p.m., central time, on the last day of the Confirming Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, the release of claims set forth in Section 1 above will be of no force or effect, Sledge will not receive the consideration set forth in Section 2 of the Separation Agreement, and the remainder of the Separation Agreement will be in full force and effect.

27.          IN WITNESS WHEREOF, Sledge has executed this Confirming Release with the intent to be legally bound.

Exhibit A: Confirming Release

DAVID SLEDGE

David Sledge

Date:

Exhibit A: Confirming Release